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Exhibit 11

                               Xerox Corporation

                  Computation of Net Income Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

                                                          Three months ended
                                                                 March 31,
                                                              1999     1998

I. Basic Net Income Per
     Common Share

   Income from continuing operations                      $    343 $    301
   Accrued dividends on ESOP preferred stock, net              (10)     (11)
   Adjusted income from continuing operations                  333      290
   Discontinued operations                                       -     (190)
   Adjusted net income                                    $    333 $    100

   Average common shares outstanding
     during the period                                     658,472  653,740
   Common shares issuable with respect
     to exchangeable shares                                  2,402    3,388
   Adjusted average shares outstanding
     for the period                                        660,874  657,128

   Basic earnings per share:
     Continuing operations                                $   0.50 $   0.44
     Discontinued operations                                     -    (0.29)
   Basic earnings per share                               $   0.50 $   0.15


II. Diluted Net Income Per
    Common Share

   Income from continuing operations                      $    343 $    301
   ESOP expense adjustment, net of tax                           3        1
   Interest on convertible debt, net of tax                      3        1
   Adjusted income from continuing operations                  349      303
   Discontinued operations                                       -     (190)
   Adjusted net income                                    $    349 $    113

   Average common shares outstanding
     during the period                                     658,472  653,740
   Stock options, incentive and
     exchangeable shares                                    10,749   12,058
   Convertible debt                                         13,190    5,288
   ESOP preferred stock                                     52,531   53,978
   Adjusted average shares outstanding
     for the period                                        734,942  725,064

   Diluted earnings per share:
     Continuing operations                                $   0.48 $   0.42
     Discontinued operations                                     -    (0.26)
   Diluted earnings per share                             $   0.48 $   0.16